Exhibit 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30	
	2007	2006
Assets	$330,121	$320,227
Net loans	$243,072	$227,296
Securities	$66,159	$72,476
Deposits	$253,594	$249,605
Shareholders' equity	$35,948	$34,553
Net income	$2,634	$2,264
Earnings per share	$1.07	$0.89
Book value per outstanding share	$14.60	$13.82

KEY RATIOS

	AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30	
	2007	2006
Return on average assets	1.08%	0.95%
Return on average equity	9.92%	8.69%
Net interest margin (tax equivalent)	4.36%	4.46%
Loans to deposits	96.86%	92.07%
Allowance for loan loss to total loans	1.04%	1.10%
Shareholders' equity to total assets	10.89%	10.79%
Efficiency ratio	64.72%	69.32%

DIRECTORS

Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Samuel M. Steimel
Eddie L. Steiner
John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
12/31/05	25.00	21.00	21.00	0.14
3/31/06	21.25	20.50	20.90	0.16
6/30/06	20.87	20.00	20.40	0.16
9/30/06	20.75	18.70	19.00	0.16
12/31/06	20.25	18.00	19.00	0.16
3/31/07	19.05	17.50	17.57	0.18
6/30/07	18.25	17.42	17.75	0.18
9/30/07	19.00	15.95	17.00	0.18

COMMON STOCK PERFORMANCE



HIGH
LOW
CLOSE
DOLLARS PER SHARE
26
25
24
23
22
21
20
19
18
17
16
15
DEC-05
MAR-06
JUN-06
SEP-06
DEC-06
MAR-07
JUN-07
SEP-07
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

SEPTEMBER 30, 2007

QUARTERLY REPORT

CSB BANCORP, INC.

TO OUR SHAREHOLDERS

We are pleased to report unaudited net income of $863 thousand for the third quarter of 2007, a 6% increase over third quarter 2006 results. Earnings per share for third quarter 2007 totaled $.35 versus $.32 in the same quarter of the prior year.

During the past three months, your company continued to grow the balance sheet and increase revenues while controlling costs and maintaining high asset quality in our loan and investment portfolios. For the first nine months of 2007, average loan balances are up 7% and average deposits are up 3% versus the same period of the prior year.

Net interest income increased by 3% compared to the same quarter of the prior year on the strength of higher average loan balances. The net interest margin of 4.37% for the quarter continues to compare favorably to the industry. Noninterest income increased 13% compared to third quarter 2006, led by increased revenue from trust operations and debit card interchange income.

Noninterest expenses increased 1% versus the same period in the prior year. The Company's third quarter efficiency ratio of 65.0% improved from 67.2% in the third quarter of 2006 primarily as a result of ongoing efforts to control operating costs.

As of September 30, unaudited year-to-date net income of $2.6 million is $370 thousand or 16% ahead of last year. Earnings per share of $1.07 for the first nine months of 2007 reflect a 20% increase over the prior year's nine-month total of $.89 per share.

While there has been considerable recent media coverage about rising loan defaults and lender liquidity issues, we continue to provide safe and reliable community bank services. We believe the quality of our loan and investment portfolios remains sound, and that we are appropriately reserved for loan losses. We have not been a lender in sub prime mortgages and have not purchased sub prime investment securities. Our nonperforming assets and loan charge-offs both declined during the third quarter and remain at modest levels. On September 30, nonperforming assets amounted to just .44% of total loans and other real estate owned, while the reserve for loan losses stood at 1.04% of total loans.

The enclosed $.18 per share dividend for the third quarter represents an increase of 12.5% or $.02 per share over last year's third quarter dividend. We thank you for your continued support as a shareholder of CSB.

Sincerely,

JOHN R. WALTMAN
Chairman
CSB Bancorp, Inc.

EDDIE L. STEINER
President and CEO
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	SEPTEMBER 30	
	2007	2006
ASSETS:		
Cash and due from banks	$11,273	$10,547
Federal funds sold	—	—
Securities	66,159	72,476
Net loans	243,072	227,296
Premises & equipment, net	7,398	7,432
Other assets	2,219	2,476
TOTAL ASSETS	**$330,121**	**$320,227**
LIABILITIES:		
Deposits	$253,594	$249,605
Securities sold under agreements to repurchase	21,384	22,122
Federal funds purchased	10,400	9,300
Other borrowings	7,108	2,594
Other liabilities	1,687	2,053
TOTAL LIABILITIES	**$294,173**	**$285,674**
SHAREHOLDERS' EQUITY:		
Common stock	$16,674	$16,674
Additional paid-in capital	6,446	6,421
Retained earnings	17,552	15,803
Treasury stock	(4,349)	(3,691)
Accumulated other comprehensive loss	(375)	(654)
TOTAL SHAREHOLDERS' EQUITY	**$35,948**	**$34,553**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$330,121**	**$320,227**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30	
	2007	2006	2007	2006
INTEREST INCOME:				
Interest and fees on loans	$4,633	$4,326	$13,433	$12,295
Interest on securities	784	830	2,404	2,569
Other interest income	1	—	16	7
TOTAL INTEREST INCOME	5,418	5,156	15,853	14,871
INTEREST EXPENSE:				
Interest on deposits	1,609	1,440	4,763	3,880
Other interest expense	419	421	1,170	1,129
TOTAL INTEREST EXPENSE	2,028	1,861	5,933	5,009
Net interest income	3,390	3,295	9,920	9,862
Provision for loan losses	151	75	353	222
Net interest income after provision for loan losses	3,239	3,220	9,567	9,640
Noninterest income	762	676	2,305	1,979
Gain on sale of securities	—	—	5	—
Noninterest expense	2,722	2,704	7,988	8,320
Net income before federal income taxes	1,279	1,192	3,889	3,299
Federal income tax provision	416	379	1,255	1,035
NET INCOME	**$863**	**$813**	**$2,634**	**$2,264**
EARNINGS PER SHARE	**$0.35**	**$0.32**	**$1.07**	**$0.89**